Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-114665 and 333-00973 of Public Service Company of Oklahoma on Form S-3 of our reports dated February 28, 2005 (which reports express unqualified opinions and include an explanatory paragraph concerning the adoption of new accounting pronouncements in 2003 and 2004) relating to the financial statements and financial statement schedules of Public Service Company of Oklahoma appearing in and incorporated by reference in the Annual Report on Form 10-K of Public Service Company of Oklahoma for the year ended December 31, 2004.

/s/ Deloitte & Touche, LLP

Columbus, Ohio
March 1, 2005